Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A2) of US-DADI Fertilizer Industry International, Inc. of our report dated March 26, 2012, with respect to the balance sheet as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the year ended December 31, 2011, for the period from inception on August 11, 2010 to December 31, 2010, and for the period from inception on August 11, 2010 to December 31, 2011 to be included in this Registration Statement.

/s/ Sam Kan & Company ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
October 1, 2012 ___________________________________
Date